Exhibit 10.5

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement (the “Amendment”) is made effective as of January 1, 2009, by and between Neiman Marcus, Inc., a Delaware corporation (formerly known as Newton Acquisition, Inc.) (the “Company”) and Burton M. Tansky (“Tansky”).

W I T N E S S E T H:

WHEREAS, the Company and Tansky entered into a letter agreement dated October 4, 2005, regarding the opportunity to acquire shares and options (the “Letter Agreement”); and

WHEREAS, the Company and Tansky now desire to amend the Letter Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1.             Section 7(c) of the Letter Agreement is hereby amended and restated in its entirety as follows:

(c)  If, after the Closing Date but prior to the existence of a Public Market, Newco or Newton Holding, LLC (“Newton LLC”) proposes to issue additional shares of common stock of Newco or membership interests of Newton LLC in an arm’s length transaction (in each case with the exception of any issuance in connection with any merger, acquisition or similar corporate event or to employees pursuant to an employee incentive plan), Newco or Newton LLC, as applicable, shall provide written notice (the “Issuance Notice”) to you of such anticipated issuance no later than ten (10) days prior to the anticipated issuance date.  The Issuance Notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for the new shares of common stock of Newco or membership interests of Newton LLC.  You shall have the right, upon receipt of the Issuance Notice, to purchase additional shares of common stock of Newco up to your pro rata portion (based on the number of shares of common stock of Newco you own immediately prior to such issuance), at the price and on the terms and conditions specified in the Issuance Notice by delivering an irrevocable written notice to Newco no later than five (5) days before the anticipated issuance date, setting out the number of new shares of common stock of Newco for which the right is exercised; provided that if the issuance is of membership interests in Newton LLC, your pro rata portion shall be calculated as if the shares of common stock of Newco held by you and all other holders of the shares of common stock of Newco (other than Newton LLC) were converted into membership interests in Newton LLC and you held such membership interests together with all of the holders of membership interests in Newton LLC on the date the notice was delivered.  If you fail to exercise all or a portion of your preemptive rights, Newco or Newton LLC, as applicable, shall be permitted to complete the proposed issuance without any further notice or action related to the rights provided in this Section 7(c).  In the event that Newton LLC proposes to issue new membership interests, Newton LLC and Newco may determine, in their sole discretion, to permit you to exercise your preemptive rights to purchase membership interests in Newton LLC rather than additional shares of common stock of Newco.

2.             Section 10 of the Letter Agreement is hereby amended and restated in its entirety as follows:

10.           Section 409A of the Code; Other Tax Provisions.  If Newco receives the advice of counsel selected by Newco and reasonably acceptable to you that any payment or distribution with respect to the Rollover Shares or Rollover Options (or the Shares and Newco Options you receive as a result of rolling over the Rollover Shares or Rollover Options) or the conversion of the Rollover Shares or Rollover Options into Shares and Newco Options pursuant to the terms of this Agreement (the “Payment”) would result in the imposition of a 20% additional tax pursuant to Section 409A of the Code, Newco shall have the right to make such modifications or amendments to Shares and/or Newco Options as are reasonably necessary to avoid the application of Section 409A of the Code, after consultation with you and your counsel.  In making any such amendments or modifications, Newco shall take all steps to put you in substantially the same economic position as you would have been in had such modifications or amendments not been made, to the extent reasonably practical.  You hereby stipulate that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Section 10.  If, after giving effect to any such modifications or amendments, any Payment results in the imposition of an 20% additional tax, penalties and interest under Section 409A of the Code, Newco will pay you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you after deduction of any 20% additional tax imposed under Section 409A of the Code, and any federal, state and local income, employment and excise tax imposed upon any Gross-Up Payment shall be equal to such 20% additional tax, penalties and interest.  The Gross-Up Payment shall be paid to you within ten (10) business days of you providing notice to NMG that the related taxes are due, but in no event later than the end of your taxable year next following the taxable year in which such related taxes are remitted.

In addition, the parties hereto expect that the rollover will be treated for federal income tax purposes as a tax-free rollover.  In the event the Internal Revenue Service challenges the structure of the rollover of your Rollover Shares or Rollover Options into Newco Equity, as set forth herein, the parties shall use their reasonable efforts and take reasonable actions to minimize any adverse tax treatment, including, without limitation, exercising Options.  If, after taking all reasonable and appropriate actions, you incur penalties or interest during your lifetime as a result of the Internal Revenue Service’s challenge, Newco will indemnify you for such penalties and interest on a net after-tax basis as described in the preceding paragraph.  Any such payment or reimbursement shall be made within ten (10) business days of you providing notice to NMG that such penalties and interest have been incurred, but in any event no later than the last day of your taxable year following the taxable year in which the expense was incurred.  Further, the amount of penalties or interest eligible for payment or reimbursement during a taxable year shall not affect the amount eligible for payment or reimbursement in any other taxable year.

3.             Except as otherwise specifically set forth herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on this the 28 day of December, 2008.

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs
Its:	Senior Vice President

/s/ Burton M. Tanksy